Schedule for Computation        Initial
of Fund Performance Data        Invest of:       $1,000
                                Offering
Georgia Muni Cash Trust         Price/
                                Share=            $1.00
Return Since Inception
  ending 10/31/95               NAV=              $1.00

FYE:  October 31, 1995

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<CAPTIO>

                                  Begin                    Capital   Reinvest    Ending                 Total
DECLARED:  DAILY    Reinvest      Period      Dividend      Gain      Price      Period    Ending      Invest
PAID:  MONTHLY        Dates       Shares       /Share      /Share     /Share     Shares     Price       Value
                        8/31/95   1000.000    0.001014341   0.00000     $1.00    1001.014    $1.00     $1,001.01
                        9/30/95   1001.014    0.003133390   0.00000     $1.00    1004.151    $1.00     $1,004.15
                       10/31/95   1004.151    0.003179361   0.00000     $1.00    1007.343    $1.00     $1,007.34



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